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                                                                       EXHIBIT 5


                   [LETTERHEAD OF MUNGER, TOLLES & OLSON LLP]



                                  June 8, 2004


Berkshire Hathaway Finance Corporation
1440 Kiewit Plaza
Omaha, Nebraska 68131

Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, Nebraska 68131

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion letter is being delivered by us as special counsel to Berkshire Hathaway Finance Corporation, a Delaware corporation ("BHFC") and Berkshire Hathaway Inc., a Delaware corporation ("Berkshire") in connection with the proposed registration by BHFC and Berkshire of (i) $300,000,000 in aggregate principal amount of BHFC's 3.375% Senior Notes due 2008 (the "New 3.375% Notes"), unconditionally guaranteed by Berkshire (the "2008 Berkshire Guarantee") and (ii) $200,000,000 in aggregate principal amount of BHFC's 4.625% Senior Notes due 2013 (the "New 4.625% Notes" and, together with the New 3.375% Notes, the "Exchange Notes"), unconditionally guaranteed by Berkshire (the "2013 Berkshire Guarantee" and together with the 2008 Berkshire Guarantee, the "Berkshire Guarantees"), pursuant to a Registration Statement on Form S-4, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        The Exchange Notes and the Berkshire Guarantees are to be issued pursuant to an Indenture dated as of October 6, 2003 between BHFC, Berkshire and Bank One Trust Company, N.A., as trustee (the "Indenture"). The New 3.375% Notes and the related 2008 Berkshire Guarantee are to be issued in exchange for and in replacement of BHFC's outstanding 3.375% Senior Notes due 2008, issued on March 16, 2004 and unconditionally guaranteed by Berkshire, of which $300,000,000 in aggregate principal amount is subject to an exchange offer pursuant to the Registration Statement (the "Old 3.375% Notes"). The New 4.625% Notes and the related 2013 Berkshire Guarantee are to be issued in exchange for and in replacement of BHFC's outstanding 4.625% Senior Notes due 2013, issued on March 16, 2004 and unconditionally guaranteed by Berkshire, of which $200,000,000 in aggregate principal amount is subject to an exchange offer pursuant to the Registration Statement (the "Old 4.625% Notes, and together with the Old 3.375% Notes, the "Outstanding Notes").

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        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of BHFC, Berkshire and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when
(i) the Registration Statement becomes effective and (ii) the Exchange Notes and the related Berkshire Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders of the Outstanding Notes in exchange therefor, the Exchange Notes will be binding obligations of BHFC and the Berkshire Guarantees will be binding obligations of Berkshire.

        In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any of the Exchange Notes and the Berkshire Guarantees, (a) the Board of Directors of BHFC shall have duly established the terms of such Exchange Notes and duly authorized the issuance and exchange of such Exchange Notes, in accordance with the Indenture and Delaware law, and such authorization shall not have been modified or rescinded;
(b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (d) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (e) the Berkshire Guarantees shall have been duly authorized, executed and delivered by Berkshire in accordance with the Indenture and applicable law and (f) since the date hereof there will not have occurred any change in law affecting the validity or enforceability of the Exchange Notes or the Berkshire Guarantees. We have also assumed that neither the issuance and delivery of the Exchange Notes and the Berkshire Guarantees nor the compliance by BHFC or Berkshire with the terms of the Exchange Notes or the Berkshire Guarantees, as applicable, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon BHFC or


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Berkshire, as the case may be, or any restriction imposed by any court or governmental body having jurisdiction over BHFC or Berkshire, as the case may be.

        We are members of the Bar only of the State of California. This opinion is limited to the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We note that the law of the State of New York is stated to be the governing law in each of the Indenture, the Exchange Notes and the Berkshire Guarantees. We have assumed with your permission, and without verification, that the law of the State of California governs the Indenture, the Exchange Notes and the Berkshire Guarantees with respect to the legal, valid, and binding nature thereof. We call your attention to California Civil Code Sections 2787 through 2855 and related California case law, which limit in certain circumstances the enforceability of guarantees under the law of the State of California. For the purpose of rendering the opinions set forth herein, we have assumed with your permission that California Civil Code Sections 2787 through 2855 and any case law related thereto have no applicability to these documents. Furthermore, we express no opinion as to whether a court applying California choice-of-law rules would apply the law of the State of New York to the Indenture, the Exchange Notes and the Berkshire Guarantees.

        We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our name in the Registration Statement and the related Prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                                  Very truly yours,


                                                  /s/ MUNGER, TOLLES & OLSON LLP